Exhibit 99.1

Applied Materials Appoints Jim Anderson to Board of Directors

SANTA CLARA, Calif., July 22, 2025 – Applied Materials, Inc. today announced the appointment of Jim Anderson to serve on its board of directors. Mr. Anderson brings over 25 years of experience in the technology sector and semiconductor ecosystem. Mr. Anderson has also been appointed to the board’s Strategy and Investment Committee.

“We are excited to welcome Jim to our board,” said Tom Iannotti, Chairman of the Board. “Jim’s extensive experience in innovation-driven technology businesses will be invaluable as we scale Applied Materials and address the tremendous opportunities ahead.”

Mr. Anderson has served as the Chief Executive Officer and a member of the Board of Directors of Coherent Corp., a global leader in photonics for the datacenter, communications and industrial markets, since June 2024. He previously served as a director and as President and Chief Executive Officer of Lattice Semiconductor Corporation since 2018. Prior to joining Lattice, Mr. Anderson was the Senior Vice President and General Manager of the Computing and Graphics Business Group at Advanced Micro Devices, Inc. Prior to that, he held a broad range of leadership positions spanning general management, engineering, sales, marketing and corporate strategy at companies including Intel, Broadcom (formerly Avago Technologies Limited) and LSI Corporation.

Mr. Anderson sits on the Americas Executive Board for the MIT Sloan School of Management and the US-Japan Business Council. Mr. Anderson earned an MBA and Master of Science degree in electrical engineering and computer science from the Massachusetts Institute of Technology, a Master of Science degree in electrical engineering from Purdue University, and a bachelor’s degree in electrical engineering from the University of Minnesota.

About Applied Materials

Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions that are at the foundation of virtually every new semiconductor and advanced display in the world. The technology we create is essential to advancing AI and accelerating the commercialization of next-generation chips. At Applied, we push the boundaries of science and engineering to deliver material innovation that changes the world. Learn more at www.appliedmaterials.com.

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Contact:

Nima Gupta (editorial/media) 408.250.9579

Liz Morali (financial community) 408.986.7977